Exhibit 10.3
CONTINGENT VALUE RIGHTS AGREEMENT
THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of September 9, 2020 (this “Agreement”), is entered into by and between Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”), and Vaughn Smider, as Members’ Representative (the “Members’ Representative”).
Preamble
Parent, Taurus Acquisition Merger Sub, LLC, Taurus Biosciences, LLC (the “Company”), the Members’ Representative and other persons entered into an Agreement and Plan of Merger dated as of September 9, 2020 (the “Merger Agreement”), pursuant to which Taurus Acquisition Merger Sub, LLC is being merged with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Parent (the “Surviving Company”).
Pursuant to the Merger Agreement, Parent agreed to (subject to certain prerequisites as stated in the Merger Agreement) create and issue to the persons who as of immediately before the Effective Time were the Company’s members of record, contingent value rights as hereinafter described.
The parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Parent and to make this Agreement a valid and binding agreement of Parent, in accordance with its terms.
NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the benefit of the Holders (as hereinafter defined), as follows:
ARTICLE 1.
DEFINITIONS
Section 1.1 Definitions.
a.Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.
b.The following terms shall have the meanings ascribed to them as follows:
“Acquiror” means the “other Person” referred to in the definition of “Acquisition of Parent.” [Note: for the avoidance of doubt, the term “Acquiror” can apply to successive “other Persons” in the event an Acquiror (which, per Section 4.1, is substituted herein for Parent) itself is subject to an “Acquisition of Parent.”]
“Acquisition of Parent” means any consolidation of Parent (or any parent company of Parent) with any other Person or any merger (in which Parent (or any parent company of Parent) is de facto acquired) of Parent (or any parent company of Parent) with or into any other Person, or any conveyance, transfer or lease of the properties and assets of Parent (or any parent company of Parent) substantially as an entirety to any other Person. [Note: for the avoidance of doubt, an “Acquisition of Parent” can occur successively as an Acquiror (which, per Section 4.1, is substituted herein for Parent) can itself be subject to an “Acquisition of Parent.”]

Exhibit 10.3
“Antibody Campaign” means an antibody discovery campaign conducted by Parent or any Affiliate (including the Company) with cows for the benefit of a Company Technology licensee (inclusive, without limitation, of antibody discovery campaigns for which Parent or any Affiliate (including the Company) uses Minotaur as a CRO for the benefit of a Company Technology licensee, but excluding Minotaur as a “Company Technology licensee,” excluding antibody discovery campaigns for which Parent or any Affiliate (including the Company) uses Minotaur as a CRO for internal programs and excluding Minotaur campaigns for third parties) using the Company Technology and which (a) is structured to provide significant potential economic returns to Parent or any Affiliate (including the Company) (e.g., at least $10 million of development/clinical/regulatory milestone payments plus at least 3% running net sales royalties or payments, or as otherwise mutually agreed by Parent and Minotaur) and (b) successfully accomplishes the delivery of Taurus Antibody panels meeting the Company Technology licensee’s bona fide specifications.
“Applicable Law” means all applicable statutes, ordinances, regulations, rules, or orders of any kind whatsoever of any governmental authority, all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder, as well as foreign equivalents of any of the foregoing.
“Application” means the filing of a biologic license application, a new drug application, an abbreviated new drug application or a 505(b)(2) application, pursuant to and/or as defined in the United States Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, or the filing of a similar application (i.e., an application which, if approved, would have the same kind of effect in such other country or multinational region as approval of such a United States application would have in the United States) with an equivalent regulatory body in another country or multinational region.
“Company Technology” means any Company Intellectual Property, together with any derivations, improvements and modifications thereto and any other intellectual property hereafter generated or acquired by Parent or any Affiliate (including the Company) from Minotaur - but excluding any technology that has nothing to do with genus-bos. (It is understood that the OmniCowChicken offering (i.e., a transgenic chicken animal (gallus gallus) that has some incorporated genetic material encoding components of bovine (bos taurus) antibodies) would be deemed to “have to do with genus-bos.”)
“CVR Payment Amount” means, as applicable, a Milestone Payment Amount or a Revenue Sharing Payment Amount – reduced, in each case, by such deductions, withholdings and other reductions as are expressly permitted by this Agreement.
“CVR Payment Date” means, as applicable, a Revenue Sharing Payment Date or the 20th Business Day following a Milestone Event.
“CVR Register” has the meaning set forth in Section 2.3(b).
“CVR Registrar” has the meaning set forth in Section 2.3(b).
“CVRs” means the Contingent Value Rights issued by Parent pursuant to the Merger Agreement and this Agreement. All the CVRs shall be considered as part of and shall act as one class only, for purposes of this Agreement.
“Enforcement Action” means a Legal Proceeding to enforce the Company Technology against infringement.

Exhibit 10.3
“Holder” means a Person in whose name a CVR is registered in the CVR Register.
“Milestone Event” means (i) each of the first five Antibody Campaigns (if so many) tangibly commenced before December 31, 2023, (ii) the commercial launch by Parent or any Affiliate (including the Company), before December 31, 2023, of the OmniCowChicken offering, or (iii) the first dosing, before December 31, 2024, of a human patient in an FDA-approved Phase I clinical trial with a Product. It is understood that in each case December 31, 2023 (or December 31, 2024, in the case of the first dosing of a human patient in an FDA-approved Phase I clinical trial with a Product) is a hard cutoff.
“Milestone Payment Amount” means $400,000 for each event specified in clause “(i)” of the definition of Milestone Event; $1,000,000 for the event specified in clause “(ii)” of the definition of Milestone Event; and $1,500,000 for the event specified in clause “(iii)” of the definition of Milestone Event.
“Permitted Transfer” means any transfer which is not in violation of applicable securities laws; provided, that the transfer must also be in at least one of the following categories for the transfer to be a Permitted Transfer: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (vi) a transfer from a participant’s account in a tax-qualified employee benefit plan to the participant or to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; (vii) a transfer from a participant in a tax-qualified employee benefit plan, who received the CVRs from such participant’s account in such tax-qualified employee benefit plan, to such participant’s account in a different tax-qualified employee benefit plan or to a tax-qualified individual retirement account for the benefit of such participant; or (viii) any transfer of a CVR by a venture capital firm, private equity firm, or other similarly-situated type of institutional investor that provides to Parent an opinion of legal counsel that such transfer can be effected pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and other applicable securities laws that is reasonably acceptable to Parent.
“Proceeds” means all cash and the cash equivalent of all non-cash proceeds, where the cash equivalent of such non-cash proceeds is determined by an independent appraiser mutually selected by the Board of Directors of Parent and the Members’ Representative in good faith. The determination made by such appraiser shall be final and binding upon all persons. Future streams of cash shall not be considered to be non-cash proceeds, but the actual cash payments thereunder shall be treated as cash proceeds if, as and when received.
“Product” means a product incorporating or intentionally delivering directly or indirectly (e.g., by injection of cDNA) (a) (i) one or more Taurus Antibodies or (ii) a cell expressing one or more proteins, each of which contains one or more Taurus Antibodies or (iii) a cell comprising a nucleic acid encoding one or more such proteins, each of which contains one or more Taurus Antibodies or (b) an antibody that is not a Taurus Antibody but that is developed or produced using the sequence of a Taurus Antibody(ies); or any product that could not practically have been developed or produced but for use of such Taurus Antibody(ies). By way of illustrative examples only, and without limiting the foregoing, it is

Exhibit 10.3
expressly agreed that Product includes a product incorporating or intentionally delivering directly or indirectly (x) a cell expressing a chimeric antigen receptor comprising a single-chain variable fragment derived or obtained from one or more Taurus Antibodies, or (y) a cell comprising a nucleic acid that encodes for such a chimeric antigen receptor.
“Quarter” means any full or partial calendar quarter during any Year.
“Quarterly Report” has the meaning set forth in Section 2.4(c).
“Revenue” means all revenues and other assets received during any Quarter during any Year by Parent or any Affiliate of Parent from any non-Affiliate of Parent, from (a) milestone payments with respect to a particular Product for milestone events which on the applicable Product’s development/commercialization timeline are at or after the Application time, or (b) the sale by any Person of Products (i.e., direct sales by Parent or any Affiliate of Parent, or receipt by Parent or any Affiliate of Parent of royalties or net sales payments) or (c) licensing or Product line sale transactions (or options therefor), with respect to a particular Product, entered into after the applicable Product’s first Application. For avoidance of doubt: fees for services are not Revenue. The determination of Revenue shall be consistent with the factual and GAAP determinations with respect to same made in Parent’s audited financial statements for the applicable Year and the payments made with respect to Revenue received in any Quarter during any Year shall be subject to adjustment based on the results of the audit following such Year, with any such adjustment to be reflected in the Revenue Sharing Payment to be made for the next-following Quarter(s). In addition, the aggregate Proceeds actually received by Parent or any Affiliate of Parent, at any time after the Effective Time, in connection with an Enforcement Action shall constitute Revenue for the purposes of this Agreement; provided, however, that the costs incurred by Parent or any Affiliate of Parent in pursuing the Enforcement Action at issue shall first be fully deducted from such aggregate Proceeds before any recognition of any such Revenue.
“Revenue Sharing Amount” means 25% of Revenue; provided, that the cumulative Revenue Sharing Amount shall not exceed $25,000,000.
“Revenue Sharing Payment” means the Revenue Sharing Amount for an applicable Quarter.
“Revenue Sharing Payment Date” means 45 days after the end of the Quarter during which a Revenue Sharing Payment is earned.
“Taurus Antibody” means a molecule or a gene encoding a molecule comprising or containing one or more immunoglobulin variable domains or parts of such domains, or any existing or future fragments, variants, fusion proteins, sequences, modifications or derivatives of (or in a series beginning with) such molecule or gene, discovered or generated by or for Parent or any Affiliate (including the Company) or any Company Technology licensee in connection with an antibody discovery campaign using the Company Technology.
“Year” means each full or partial calendar year.
c. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
i.the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

Exhibit 10.3
ii.all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;
iii.the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
iv.unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and
v.all references to “including” shall be deemed to mean including without limitation.
ARTICLE 2.
CONTINGENT VALUE RIGHTS

Section 2.1. Issuance of CVRs. The CVRs shall be issued pursuant to the Merger Agreement at the time and in the manner set forth in the Merger Agreement.
Section 2.2. Nontransferable. The CVRs are not capable of being and shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer or with the advance written consent of Parent.
Section 2.3. No Certificate; Registration; Registration of Transfer; Change of Address.
a.The CVRs shall be issued in book-entry form only and shall not be evidenced by a certificate or other instrument.
b.Parent shall keep a register (the “CVR Register”) for the registration of CVRs. Parent shall be the initial CVR registrar and transfer agent (“CVR Registrar”) for the purpose of registering CVRs and transfers of CVRs as herein provided.
c.Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other reasonably requested documentation in a form reasonably satisfactory to the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon receipt of such written request and materials, the CVR Registrar shall register the transfer of the CVRs in the CVR Register, any such registration not to be unreasonably withheld or delayed. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right and shall entitle the transferee to the same benefits and rights under this Agreement, as those previously held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer tax which shall be the responsibility of the transferor) to the Holder.
d.A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder

Exhibit 10.3
and conform to such other reasonable requirements as the CVR Registrar may from time to time establish. Upon receipt of such proper written request, the CVR Registrar shall promptly record the change of address in the CVR Register.
Section 2.4. Payment Entitlements and Procedures.
a.Parent shall duly and promptly pay each CVR Payment Amount, if any, on or before the applicable CVR Payment Date. Any CVR Payment Amount which is paid after the date due shall include interest at the rate of 1.0% of the applicable payment per month (or portion thereof), or the maximum rate permitted under Applicable Law if less.
b.Promptly following the occurrence of a Milestone Event, but in no event later than five Business Days after the occurrence of a Milestone Event, Parent shall deliver to the Members’ Representative a certificate certifying that the Holders are entitled to receive a Milestone Payment Amount (and setting forth such Milestone Payment Amount), and Parent shall thereafter provide the Members’ Representative with such information (as pertains to the Members’ Representative’s responsibilities as Members’ Representative) with respect to the Milestone Event at issue as the Members’ Representative may reasonably request.
c.Revenue Sharing
i.Within 45 calendar days after the end of each Quarter of each Year, Parent shall deliver to the Members’ Representative a report (a “Quarterly Report”) setting forth: (A) the Revenue recognized during such Quarter and cumulatively during such Year and (B) the calculation of such Revenue in reasonable detail, and Parent shall thereafter provide the Members’ Representative with such information (as pertains to the Members’ Representative’s responsibilities as Members’ Representative) with respect to the Revenue at issue as the Members’ Representative may reasonably request.
ii.No later than 60 days following the conclusion of each Year, Parent shall notify the Members’ Representative of any necessary adjustment to true-up the aggregate amount of Revenue Sharing Payments actually paid by Parent for such Year and the aggregate amount of Revenue Sharing Payments owed by Parent for such Year as indicated by determinations reflected in Parent’s annual audited financial statements. If the indicated adjustment is a negative amount (i.e., if Parent underpaid), Parent shall pay such amount on a dollar-for-dollar basis by the 75th day following the conclusion of the Year. If the indicated adjustment is a positive amount (i.e., if Parent overpaid), Parent shall recoup such amount on a dollar-for-dollar basis from the next payment(s) otherwise due to the Holders. Parent shall provide the Members’ Representative with such information (as pertains to the Members’ Representative’s responsibilities as Members’ Representative) with respect to the Revenue at issue as the Members’ Representative may reasonably request.
d.Subject to any limitations expressly set forth herein and in the Merger Agreement, Parent shall be entitled to set off all Indemnification Amounts dollar-for-dollar against any amounts otherwise payable pursuant to this Agreement.
e.Parent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such withheld amounts

Exhibit 10.3
shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.
f.An Acquisition of Parent (or an acquisition of any Subsidiary of Parent) shall not give the Holders the right to a CVR Payment Amount for such Acquisition of Parent (or acquisition of any Subsidiary of Parent) itself.
g.Notwithstanding the definition of “Revenue,” any revenues and other assets received by an Acquiror or any Affiliate of an Acquiror (including by Parent as a post-Acquisition-of-Parent Affiliate of such Acquiror) in respect of any Product, which would otherwise count as “Revenues,” shall not count as “Revenues” if there had been a bona fide licensing event or sale event from the Company or a Company Affiliate to such Acquiror with respect to such Product before occurrence of the Acquisition of Parent. Except as provided in the preceding sentence, all otherwise applicable pre-Acquisition-of-Parent arrangements shall be deemed to continue uninterrupted, mutatis mutandis.
h.Notwithstanding any provision herein to the contrary, in the event that any applicable or related transaction or arrangement by or on behalf of Parent or any Affiliate of Parent is conducted on other than a bona fide and arm’s-length basis, the amount of any payment owed to the Holders as a result thereof or with respect thereto shall be recalculated assuming that such transaction or arrangement had been conducted on a bona fide and arm’s-length basis. If Parent and the Members’ Representative are unable to agree on such recalculation, then it shall be determined by an independent appraiser mutually selected by the Board of Directors of Parent and the Members’ Representative in good faith. The determination made by such appraiser shall be final and binding upon all persons.
Section 2.5. No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent.
a.The CVRs shall not have any voting or dividend rights, and (except as expressly set forth herein) interest shall not accrue on any amounts payable on the CVRs.
b.The CVRs shall not represent any equity or ownership interest in Parent (or in any constituent company to the Merger) or in the Company Technology. The rights of the holders of CVRs are limited to those expressly set forth in this Agreement, and such Holders’ sole right to receive property hereunder is the right to receive cash from Parent in accordance with the terms hereof.
c.Each Holder acknowledges and agrees to the appointment and authority of the Members’ Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement. Each Holder agrees that such Holder will not challenge or contest any action, inaction, determination or decision of the Members’ Representative or the authority or power of the Members’ Representative and will not threaten, bring, commence, institute, maintain, prosecute or voluntarily aid any action, which challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, including without limitation, the provisions relating to the authority of the Members’ Representative to act on behalf of such Holder and all Holders as set forth in this Agreement.
Section 2.6. Sole Discretion and Decision Making Authority; No Fiduciary Duty. Parent shall have sole discretion and decision making authority (a) over any continued operation of, development of or investment in the Company Technology, (b) over when (if ever) and whether to out-license, commercialize or monetize in any particular manner the Company Technology or any Products, (c) over when (if ever) and whether to pursue, or enter into, an agreement to dispose of and/or to out-license, commercialize or monetize in any

Exhibit 10.3
particular manner the Company Technology, including any Milestone Event, and upon what terms and conditions, and (d) when (if ever), whether and how to develop or launch the OmniCowChicken offering.
Section 2.7. Exculpation/Waiver and Indemnification.
a.No Holder, as a former member of the Company, has (and by acceptance of CVRs each Holder, as a former member of the Company, waives) any right of indemnification or contribution against the Company or any of its pre-Merger managers, directors or officers with respect to any breach by the Company or any of its pre-Merger managers, directors or officers or by Vaughn Smider or any other Holder of any of their respective representations, warranties, covenants or agreements in the Merger Agreement or any duty owed by any of them to such Holder (as a Holder or in a prior capacity as a member) or to the Holders generally (as Holders or in their prior capacity as members), whether by virtue of any equitable, fiduciary, contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.
b.It is understood and agreed that, notwithstanding anything in this Agreement to the contrary, CVR Payment Amounts otherwise payable as to any respective Holder are subject to reduction and/or setoff pursuant to the indemnification provisions of the Merger Agreement and all amounts paid to any respective Holder under this Agreement are further subject to the indemnification provisions of the Merger Agreement.
Section 2.8. Confidentiality; Communications; Examination Right.
a.Certificates or notices regarding Milestone Events and the Quarterly Reports and the contents thereof, and any discussions regarding the foregoing and/or the progress of the development of the Company Technology, shall be subject in all respects to the terms of the form of confidentiality/nonuse agreement attached hereto as Attachment A. (Such agreement need not be separately signed; Parent and the Members’ Representative shall be bound by such terms by virtue of signing this Agreement. In addition, any successor Members’ Representative’s acceptance of such position shall constitute an agreement by such person to be bound by such terms, without any requirement to actually sign the form of confidentiality/nonuse agreement.)
b.Subject to Section 2.8(a), upon the prior written request by the Members’ Representative, Parent shall (i) meet at reasonable times during normal business hours with the Members’ Representative to discuss the background or status of (A) any actual or potential Milestone Event or any Quarterly Report and/or (B) the planning for and/or progress of the development of the Company Technology, but Parent shall not be required to meet more frequently with respect to this subclause (B) than once every six months, and (ii) provide the Members’ Representative with such information regarding the foregoing as the Members’ Representative may reasonably request.
c.Parent agrees to maintain, for at least three years thereafter, all books and records relevant to the calculation of a Revenue Payment Amount and the amount of Revenue recognized during the applicable Quarter. Subject to reasonable advance written notice from the Members’ Representative and prior execution and delivery by the Members’ Representative and by an independent accounting firm of national reputation chosen by the Members’ Representative of a reasonable and customary confidentiality/nonuse agreement, Parent shall permit the Members’ Representative and such independent accounting firm, acting as agent of the Members’ Representative, at the Members’ Representative’s cost, to have access during normal business hours to the books and records of Parent and its Affiliates (including, without limitation, the Surviving Company) as may be reasonably necessary to examine the

Exhibit 10.3
calculation of such Revenue Payment Amount or the calculation of the amount of Revenue recognized in the applicable Quarter, as applicable; provided, however, that if any such examination reveals an underpayment with respect to any Revenue Payment Amount of at least five percent, then Parent shall pay all related costs incurred by the Members’ Representative (including the costs of the independent accounting firm).
ARTICLE 3.
AMENDMENTS

Section 3.1. Amendments With Consent of Members’ Representative; Consent of Holders. Parent and the Members’ Representative may enter into (in writing, but only in writing) one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders; provided that if such addition, elimination or change is in any way adverse to the interests of the holders of CVRs, it shall additionally require the consent, whether evidenced in writing or taken at a meeting of the applicable Holders, of the Holders of not less than a majority of the outstanding CVRs.
Section 3.2. Effect of Amendments. Upon the execution of any amendment under this Article 3, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.
ARTICLE 4.
CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 4.1. Acquisition of Parent. Upon any Acquisition of Parent, the Acquiror shall succeed to, and be substituted for, and may exercise every right and power of, Parent under this Agreement with the same effect as if the Acquiror had been named as Parent herein, and shall be liable for the payment of the Milestone Payment Amounts and, except as carved out in Section 2.4(g), Revenue Sharing Amounts and the performance of every duty and covenant of this Agreement on the part of Parent to be performed or observed. For avoidance of doubt: (i) an Acquisition of Parent can occur successively as an Acquiror (which, per Section 4.1, is substituted herein for Parent) can itself be subject to an Acquisition of Parent; and (ii) the term Acquiror can apply to successive “other Persons” in the event an Acquiror (which, per this Section, is substituted herein for Parent) itself is subject to an Acquisition of Parent.
ARTICLE 5.
OTHER PROVISIONS OF GENERAL APPLICATION

Section 5.1. Notices. Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and delivered personally, or sent by email or sent by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows, and shall be deemed to have been given upon receipt:

Exhibit 10.3
a.if to a Holder or any or all Holders or the Members’ Representative, addressed to the Members’ Representative at 8205 Torrey Gardens Place, San Diego, CA 92129, email at vaughn.smider@taurusbiosciences.com, or to the Members’ Representative at any other address previously furnished in writing to Parent in accordance with this Section.
b.if to Parent, addressed to it at 3911 Sorrento Valley Boulevard, Suite 110, San Diego, CA 92121, Attention: Charles Berkman, email at cberkman@ligand.com, or at any other address previously furnished in writing to the Holders or the Members’ Representative by Parent in accordance with this Section.
Section 5.2. Successors and Assigns. All covenants and agreements in this Agreement by Parent shall bind its successors and assigns, whether so expressed or not. All covenants and agreements in this Agreement by the Members’ Representative shall bind his successors, whether so expressed or not. In the event the Members’ Representative resigns, dies or is incapacitated, a successor Members’ Representative shall be elected by a majority in interest of the Holders.
Section 5.3. Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto and the Holders (each of whom is an intended third party beneficiary of this Agreement), and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and the Holders and their permitted successors and assigns. Despite having rights hereunder, the Holders shall have no remedies hereunder except indirectly through the Members’ Representative. To the extent permitted by applicable Legal Requirements, it is expressly agreed that in no event shall any Holders (as opposed to the Members’ Representative) or any former members of the Company (as opposed to the Members’ Representative) have, after the Effective Time, any power or right to commence or join in any Legal Proceeding against Parent or the Company or any Affiliate of either of them based on or arising out of this Agreement or the Merger Agreement.
A decision, act, consent or instruction of the Members’ Representative shall constitute a decision for all Holders, and shall be final, binding and conclusive upon the Holders. The Members’ Representative will incur no liability of any kind with respect to any action or omission by the Members’ Representative in connection with the Members’ Representative’s services pursuant to this Agreement, except in the event of liability directly resulting from the Members’ Representative’s fraud, gross negligence or willful misconduct.

Section 5.4. Governing Law. This Agreement and the CVRs, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement and the CVRs or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed in accordance with and enforced in accordance with the internal Applicable Law of the State of California, USA (including its statutes of limitations and of repose, and without giving effect to any conflicts of law principles that require the application of the law of a different state or country).
Section 5.5. Legal Holidays. In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Exhibit 10.3
Section 5.6. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.
Section 5.7. Counterparts. This Agreement may be signed in counterparts (which may be effectively delivered by scan/email or other electronic means), each of which shall be deemed to constitute but one and the same instrument.
Section 5.8. Entire Agreement. This Agreement and the Merger Agreement represent the entire understanding of the parties hereto and thereto with reference to the CVRs; this Agreement supersedes any and all other oral or written agreements, commitments or understandings made with respect to the CVRs, except for the Merger Agreement. No party has made any promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein, to induce the other party to execute, deliver or authorize the execution or delivery of this Agreement, and each party acknowledges that it has not executed, delivered or authorized the execution or delivery of this Agreement in reliance upon any such promise, representation, or warranty, covenant or undertaking not contained herein. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.
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Exhibit 10.3
IN WITNESS WHEREOF, each of the parties has caused this Contingent Value Rights Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
LIGAND PHARMACEUTICALS INCORPORATED
By: /s/ Charles S. Berkman
Name:  Charles S. Berkman
Title: SVP, General Counsel and Secretary

/s/ Vaughn Smider
Vaughn Smider, as Members’ Representative

Attachment A: Confidentiality/Nonuse Agreement

ATTACHMENT A
Confidentiality/Nonuse Agreement

This Agreement shall constitute the confidentiality/nonuse agreement contemplated by Section 2.8(a) of the Contingent Value Rights Agreement dated September 9, 2020 between Ligand Pharmaceuticals Incorporated and Vaughn Smider as Members’ Representative (the “CVR Agreement”).
This Agreement shall take effect automatically and immediately upon the Effective Time of the Merger contemplated by the Agreement and Plan of Merger dated September 9, 2020 among Ligand Pharmaceuticals Incorporated, Taurus Acquisition Merger Sub, LLC, Taurus Biosciences, LLC, , the Members’ Representative and other persons (the “Merger Agreement”). Accordingly, for purposes of this Agreement Ligand Pharmaceuticals Incorporated and/or Taurus Biosciences, LLC, which will become a Ligand subsidiary upon such Merger, and all other subsidiaries of Ligand, are referred to collectively as the “Company.” “You” refers to the person who is the Members’ Representative under the CVR Agreement. This is an agreement between the Company and you.
To the extent required by the CVR Agreement, and for you (as Members’ Representative under the CVR Agreement) to use solely for the purposes specified in the CVR Agreement (the “Purpose”), and subject to all the terms and provisions of the CVR Agreement, the Company is prepared, as contemplated by the CVR Agreement, to make available to you from time to time certain information about the Company. You agree that any “Confidential Information” (as defined below), irrespective of the form of communication, which is furnished to you or to your Representatives now or in the future by or on behalf of the Company shall be governed by the following terms and conditions, and you further agree to treat any Confidential Information in accordance with the provisions of the CVR Agreement and this Agreement, and to take or abstain from taking certain other actions as hereinafter set forth. As used in this Agreement, your “Representatives” shall include your consultants, attorneys, accountants, advisors and agents.
The term “Confidential Information” shall mean any and all actual or projected financial, technical, commercial or other information, verbal, visual or written, disclosed to you or your Representatives, that relates to the Company (including information concerning any business or assets of any third party), and is not generally available to others. Confidential Information shall include any notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives based upon, containing or otherwise reflecting, in whole or in part, the Confidential Information described in the immediately preceding sentence. Confidential Information shall not include any information which (a) you can demonstrate was already known to you before such disclosure; (b) is now or hereafter becomes generally available to the public through no fault or omission by you or your Representatives; or (c) is or becomes available to you on a nonconfidential basis from a source (other than the Company) which, to the best of your knowledge, is not prohibited from so disclosing such information to you by a legal, contractual or fiduciary obligation.
You hereby agree, except as set forth below, that you and your Representatives shall use the Confidential Information solely for the Purpose and for no other purpose, that the Confidential Information will be kept confidential and that you and your Representatives will not disclose any of the Confidential Information in any manner whatsoever; provided, however, that any of the Confidential Information may be disclosed to your Representatives who need to know such information for the sole purpose of the Purpose, who are provided with a copy of this Agreement and who have executed and delivered a confidentiality agreement with you that would protect the Confidential Information of the

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Exhibit 10.3
Company on terms no less restrictive than this Agreement or are otherwise obligated to maintain such confidentiality. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Agreement by any of your Representatives, and at your sole expense to take all reasonable measures (including but not limited to court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or uses of the Confidential Information. You agree to immediately notify the Company upon discovery of any loss or unauthorized disclosure of the Confidential Information. Notwithstanding the foregoing, the obligations of nonuse and confidentiality set forth in this paragraph shall not apply to any legal proceeding between you, on the one hand, and the Company, on the other hand, that relates to the Merger Agreement, the CVR Agreement or this Agreement or the breach thereof or hereof; provided, that the Company shall be entitled to seek appropriate protective orders related to the disclosure of Confidential Information in any such legal proceeding.
In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, you shall provide the Company with reasonably prompt written notice, if permitted by Applicable Law, of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless legally compelled to disclose Confidential Information to any tribunal, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information as is legally required to be disclosed, provided that you exercise reasonable efforts, at the Company’s sole cost and expense, to cooperate with the Company, if permitted by Applicable Law, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal.
Upon the termination of all of the Members’ Representative obligations under the CVR Agreement, if requested by the Company you will promptly return to the Company all physical originals and copies of the Confidential Information in your possession or in the possession of your Representatives, and you will deliver to the Company or destroy all other originals and copies (in every medium) of the Confidential Information in your possession or in the possession of your Representatives as well as of any notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives based upon, containing or otherwise reflecting, in whole or in part, the Confidential Information; and you shall provide the Company with a certificate of compliance with this sentence. Notwithstanding the return or destruction of the Confidential Information, you and your Representatives will continue to be bound by your/their obligations of confidentiality and nonuse and other obligations hereunder.
You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Confidential Information, will be advised by you) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person possessing material non-public information about a public company (inclusive of its subsidiaries) and that you and your Representatives will comply with such laws. Without limitation, you hereby agree that while in possession of material nonpublic information with respect to the Company, you shall not purchase or sell any securities of Ligand Pharmaceuticals Incorporated, or communicate such information to any third party, in violation of any such laws, and that you shall be responsible for any such violations by your Representatives to whom you have communicated such information.

Exhibit 10.3
Any and all proprietary rights, including but not limited to intellectual property rights, in and to the Confidential Information disclosed by the Company to you shall be and remain in the possession of the Company, and you shall have no right, title or interest in or to any of such Confidential Information. Nothing in or under this agreement shall be construed as the granting of a license by the Company to you.
This Agreement and the activities contemplated herein are not intended to and shall not be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Company and you, nor entitle you to continuation of any such relationship which otherwise exists.
No amendment or waiver of any provision of this Agreement will be effective unless in writing.
It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.
It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement by you or any of your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. You agree to waive any requirement for the securing or posting of any bond in connection with such relief. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this Agreement but shall be in addition to all other remedies available at law or equity to the Company. In the event of any legal proceeding relating to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party the reasonable legal fees and expenses incurred by the prevailing party in connection with such legal proceeding, including any appeal therefrom.
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA without regard to the choice-of-law principles thereof.
The illegality or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any legal and enforceable provisions hereof.
Your obligations of confidentiality and nonuse and other obligations hereunder shall survive any termination of your status as the Members’ Representative, any termination of all of the Members’ Representative obligations under the CVR Agreement, and any termination of the CVR Agreement.